Exhibit 99.01

john a. doyle, jr.	Tel 908-730-4270
Assistant Secretary	Fax 908-730-4149
E-mail: john_doyle@fwc.com

To:	Individuals Who Hold Foster Wheeler AG Equity Awards and/or Who Are Subject to Foster Wheeler AG’s Security Trading Window and/or Share Ownership Guidelines

Date:	October 7, 2014

Re:	Notifications in relation to AMEC Tender Offer

AMEC plc (“AMEC”) has launched an exchange offer to acquire all Foster Wheeler AG (the “Company”) registered shares. In connection with this offer, please be advised of the following.

1.	Foster Wheeler AG Insider Trading Compliance Policy (the “Policy”):

a.	Foster Wheeler’s trading windows under the Policy will continue to apply during AMEC’s tender offer. The trading window is currently closed.

b.	The Board has granted an exception to the Policy to allow you to tender your shares to AMEC during this closed trading window, provided that individuals who are Section 16 Officers and Directors must inform the Office of the Corporate Secretary if and when they tender shares to AMEC.

c.	Events surrounding AMEC’s acquisition of the Company may affect the timing of when or if a subsequent window is opened. The Company reserves the unilateral right to postpone or cancel the opening of a subsequent trading window. You will be advised in advance of the next open trading window.

d.	Please note that because the trading window is currently closed and until the trading window reopens (the timing of which is uncertain and not guaranteed), unless you already have an approved Rule 10b5-1 trading plan in place, you will be unable to effect a "cashless" exercise of your options (whereby you exercise your options and sell a sufficient number of shares to cover the exercise price and related taxes) during the offer period in order to tender underlying option shares into the offer. Cash exercises, when you exercise your options by paying the full exercise price and related tax withholding in cash, will be permitted.

2.	Foster Wheeler AG Share Ownership Guidelines (the “Guidelines”): The Compensation and Executive Development Committee of the Board of Directors (the “Compensation Committee”) has determined that individuals who are subject to the Guidelines may tender their shares to AMEC without regard to the Guidelines. In addition, upon the closing of the tender offer, the Guidelines will no longer apply.

3.	Satisfaction of outstanding Company equity awards granted on or before 8 November 2012 (the “Pre-Nov. 2012 Awards”):

a.	Outstanding options and RSUs will vest in full on the day AMEC acquires control of the Company (the “Offer Closing”).

b.	The 2012 PRSUs will vest upon the Offer Closing to the extent that the Compensation Committee has certified the performance condition has been met as at the last practicable measurement date prior to the day of the Offer Closing (the Compensation Committee has not yet certified as to the performance condition of these awards).

FOSTER WHEELER AG c/o FOSTER WHEELER INC.

53 FRONTAGE ROAD, HAMPTON, NJ 08827-9000 908-730-4000 www.fwc.com

c.	We anticipate that following the Offer Closing, all vested Pre-Nov. 2012 Awards – whether options, RSUs or PRSUs - will be satisfied by the payment of a cash sum, provided that in the unlikely event that upon the Offer Closing the cash participants would receive per Company share is substantially below the value participants would receive upon tendering their Company shares to AMEC (as determined by the Compensation Committee), the Compensation Committee reserves the right to satisfy the Pre-Nov. 2012 Awards by delivery of Company shares to participants. If Company shares are delivered to you, the Company will arrange the sale of shares on your behalf, as necessary, to cover applicable withholding taxes and, in the case of options, the exercise price you would have been required to pay to exercise such option.

d.	Assuming participants will receive cash in satisfaction of their Pre-Nov. 2012 Awards, the gross cash sum will be calculated by multiplying the number of shares that have vested by Foster Wheeler AG’s closing price on the last trading day immediately prior to the Offer Closing.

e.	The cash amount will be paid less any withholding taxes and, in the case of options, the deduction of the exercise price a participant would have been required to pay to exercise such option. All cash amounts will be transferred to participants’ accounts held with Wells Fargo no later than 10 business days after the Offer Closing.

f.	On receipt of the cash amount participants can instruct Wells Fargo to transfer the monies to another bank account should they wish.

4.	Replacement of outstanding Company equity awards granted after 8 November 2012 (the “Post-Nov. 2012 Awards”):

a.	Upon the Offer Closing, RSUs will be replaced with equivalent value replacement equity awards for AMEC shares.

b.	Upon the Offer Closing, PRSUs will be replaced at target value (50% of maximum award). Replacement equity awards for AMEC shares will not be subject to any performance conditions.

c.	Terms of replacement awards will be equivalent in all material respects to the Company equity awards they replace.

d.	The number of AMEC shares subject to each replacement award will be calculated in accordance with the following formula:

F x 1.7996 = A

Where

“F” is the number of Foster Wheeler AG shares subject to the equity award immediately prior to the Offer Closing, save that in the case of PRSUs only “F” shall be 50% of the maximum award, and

“A” is the number of AMEC shares, rounded down to the nearest whole number, subject to the replacement award.

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e.	Participants will receive further communication and documentation regarding the replacement awards from AMEC after the Offer Closing.

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If you have any questions about any of these matters, please contact me at (908) 730-4270 or at john_doyle@fwc.com.

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